EXHIBIT 99.1

KEY TRONIC ANNOUNCES COURT RULINGS IN LAWSUIT

Spokane, WA – May 14, 2002—Key Tronic Corporation (Nasdaq: KTCC), announced today that on May 13, 2002 the court denied Key Tronic Corporation’s motion for judgment as a matter of law and motion for new trial in the matter of F&G Scrolling Mouse, LLC et. al. v. Key Tronic Corporation. The Court granted the Plaintiffs’ motion to amend the judgment to include prejudgment interest in the amount of $2.7 million, bringing the total judgment award to $19.2 million. On December 20, 2001 a jury in Seattle federal court rendered a verdict in this case finding that Key Tronic misappropriated trade secrets and breached a confidentiality agreement with Plaintiffs Fernando Falcon, Federico Gilligan and their company, F&G Scrolling Mouse LLC. The jury awarded damages of $16.5 million and found that the misappropriation was not willful. Key Tronic intends to pursue an appeal of this matter and will seek a continuance of the stay of execution of the judgment pending the outcome on appeal.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its intentions and plans with respect to the lawsuit. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in the forward-looking statements, including the inherent uncertainties and risks of litigation that may cause the Company to review and alter its litigation strategy and the risk of potential adverse rulings in the litigation.